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                                                                     EXHIBIT 5.1

                          [Perkins Coie LLP Letterhead]

                                November 21, 2001

Avenue A, Inc.
506 Second Avenue, 9th Floor
Seattle, WA  98104

      Re:    Registration Statement on Form S-8/S-3 of Shares of Common stock par value $0.01 per share, of Avenue A, Inc. (the "Company")

Ladies and Gentlemen:

      We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8/S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to up to 1,808,728 shares (the "Shares") of Common Stock, par value $0.01 per share, which have been issued pursuant to the Company's Restated 1998 Stock Incentive Compensation Plan (the "Plan").

      We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

      Based upon and subject to the foregoing, we are of the opinion that the Shares as originally issued pursuant to the Plan have been duly authorized and validly issued, and are fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,

                                        /s/  PERKINS COIE LLP